Exhibit 10.30

OHIO

CONFIDENTIAL INFORMATION, NON-SOLICITATION,

AND NON-COMPETE AGREEMENT

This Confidential Information, Non-Solicitation, and Non-Compete Agreement (“Agreement”) is entered into by and between Montrose Environmental Group, Inc., for and on behalf of itself and for the benefit and on behalf of its subsidiaries and affiliates (referred to collectively as “Company”) and the undersigned employee (“Employee”). In consideration for the promises made below, the Employee and Company agree as follows:

1.    Consideration. Employee agrees that (i) Employee’s receipt of an option to purchase shares of the Company pursuant to the Company’s stock option plan, (ii) Employee’s continued employment by the Company, (iii) Employee’s receipt of highly confidential information and trade secrets about the Company’s business and its customers, and (iv) the Company’s investment in training Employee constitute sufficient consideration for the promises made herein by Employee. Employee acknowledges that the Company has a legitimate business interest in protecting the Company’s investment in its confidential information and Trade Secrets, customer relationships and customer goodwill. Employee understands and acknowledges that this Agreement does not constitute an employment agreement between Employee and the Company and does not give the Company the right to require Employee to remain in its employ or give Employee the right to be employed by the Company. Employee further understands that Employee’s employment relationship with the Company is at-will and may be terminated by either party at any time.

2.	Nondisclosure of Trade Secrets and Confidential Information

(a)

Trade Secrets. “Trade Secrets” means all information regarding the Company or its activities that fits within the definition of “trade secret” under the Ohio Uniform Trade Secrets Act, Ohio Rev. Code §§ 1333.61, et seq. This refers to information, without regard to form, that Company has made reasonable efforts under the circumstances to maintain as secret or confidential and from which Company derives economic value, actual or potential, because it is not generally known to others who can obtain economic value from its use or disclosure. Trade Secrets include, but are not limited to, the whole or any portion or phase of any scientific or technical information, designs, processes, procedures, formulae, patterns, compilations, programs, devices, methods, techniques, or improvements, or any business information or plans, financial information, or listing of names, addresses, or telephone numbers. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable state, local, or federal law.

(b)

Confidential Information. “Confidential Information” refers to business information or data of the Company that, although not a Trade Secret, is not generally known to the public and that the Company desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, information related to officers, directors, employees and agents, operations materials and memoranda,

OHIO

personnel records and information, pricing and financial information related to the Company and suppliers, and any information marked “Confidential” by the Company, and other proprietary information that does not rise to the level of a Trade Secret. Confidential Information does not include data or information that (i) the Company has voluntarily disclosed to the public, (ii) third parties have independently developed and disclosed to the public, (iii) otherwise enters the public domain through lawful means, or (iv) is lawfully and rightfully disclosed to Employee following the date of this Agreement by another party without an obligation to keep the information confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under any applicable state, local or federal law.

(c)

Non-Disclosure. Except as reasonably necessary to perform his/her duties for the Company, Employee will not, without the express written consent of the Company, directly or indirectly, disclose to any person or entity, or make use of for himself or any other person or entity, (i) any Confidential Information during his/her employment and for a period of two (2) years immediately following his/her termination for any reason; and (ii) any Trade Secrets during his/her employment and for so long as any particular Trade Secret retains its status as a trade secret under the Ohio Uniform Trade Secrets Act. Employee hereby acknowledges and agrees that the Company and its affiliates have developed and own valuable information described above as Trade Secrets and Confidential Information. Employee acknowledges and agrees that all such Trade Secrets and Confidential Information are valuable assets of the Company, and if developed by Employee, are developed by Employee in the course of Employee’s employment with the Company, and are the sole property of the Company. Employee agrees that Employee will not divulge or otherwise disclose to any third party, directly or indirectly, any Confidential Information or Trade Secrets, except to the extent such use or disclosure is (i) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (ii) lawfully obtainable from other sources, or (iii) authorized by the Company. The protection afforded to Trade Secrets and/or Confidential Information by this provision is not intended to limit in any way any protection provided to any such information under any applicable federal, state or local law.

(d)

Return of Information. For purposes of complying with Employee’s confidentiality obligations, Employee shall, prior to Employee’s last day of employment with the Company or at the Company’s earlier request, conduct a diligent search of Employee’s personal computer(s), personal e-mail accounts, personal telephone(s) and other PDAs, USB flash drives, compact discs, DVDs, and any other electronic storage devices that Employee possesses, as well as any files Employee maintains in hard copy, for Confidential Information belonging to the Company. Employee will return or permanently delete any such information, data or other materials belonging to the Company that Employee may have in Employee’s possession, custody or control, including, without limitation, memoranda, notes, records, reports, manuals, drawings, blueprints, and any other documents or materials belonging to the Company that are located in Employee’s home, or on Employee’s personal electronic storage devices.

OHIO

3.

Non-Competition. Employee agrees that, during his/her employment and for a period of two (2) years immediately following his/her termination for any reason, he/she will not, in the Restricted Territory, on behalf of himself/herself or any other person or entity, engage in selling, marketing or providing air quality emission testing or lab services similar to those provided by the Company. For purposes of this provision, “Restricted Territory” means the area in which the Employee does business on the Company’s behalf during the last year of the Employee’s employment.

4.	Non-Solicitation

(a)

Non-Solicitation of Employees. During employment and for a period of two (2) years immediately following his/her termination of employment for any reason, Employee shall not, directly or indirectly solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by the Company or its affiliates on the date Employee’s employment terminated and with whom Employee had regular contact during the course of his employment by the Company, unless Employee shall have received the prior written consent of the Company.

(b)

Non-Solicitation of Customers. Employee agrees that, during his/her employment and for a period of two (2) years immediately following his/her termination of employment for any reason, he/she will not solicit or take away, or attempt to solicit or take away, any Customer of the Company for the purpose of selling, marketing or providing air quality emission testing or lab services similar to those provided by the Company. For purposes of this paragraph, “Customer” means any customer or actively sought prospective customer with whom Employee had material contact during the one (1) year prior to his/her termination. Employee will be deemed to have had “material” contact with a person or entity if he/she had business dealings with such person or entity on behalf of the Company, he/she supervised the dealings between the person or entity and the Company, or he/she obtained confidential information about the person or entity as a result of his/her relationship with the Company.

5.	Miscellaneous.

(a)

Severability. The covenants set forth herein are separate and independent. If any portion of any covenant is held to be invalid, void or unenforceable in any court of competent jurisdiction, such defect shall not render invalid, void or unenforceable any other portion of this Agreement. If any portion of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or definition(s) of activities or information covered is unreasonable, the unreasonable term shall be redefined or replaced such that the intent of the parties in entering this Agreement will not be impaired and the provision in question will be enforceable to the fullest extent of the applicable laws.

OHIO

(b)

Tolling. The restricted periods referenced in this Agreement shall be tolled and shall not run during any such time that Employee is in breach of this Agreement and/or in violation of any of the covenants contained herein, and once tolled hereunder shall not begin to run again until such time as all such breaches and/or violations have ceased.

(c)

Waiver. The waiver by the Company or Employee of a breach of any of the provisions of this Agreement will not operate or be construed as a waiver of any other provision or subsequent breach of the same or different provision. No waiver or modification of this Agreement or any covenant, condition or limitation contained herein shall be valid unless in writing and duly executed by both the Company and Employee.

(d)

Reasonableness and Relief. Employee agrees that the covenants contained herein are reasonable and necessary means to protect the Company’s interests in its goodwill, Trade Secrets, Confidential Information and intellectual property and that they will not unreasonably interfere with his/her ability to earn a living should his/her employment be terminated. Employee agrees that any breach by him/her of these covenants will cause irreparable harm and injury to the Company and will leave it with no adequate remedy at law. Employee agrees that such a breach will entitle the Company to, among other appropriate relief, injunctive relief in any appropriate court without the necessity of posting a bond.

(e)

Governing Law. This Agreement will be deemed to be made in and will in all respects be governed by the laws of the state of Ohio. This Agreement will not be construed against any party by any court or authority by reason of such party having, or being deemed to have, structured or drafted such provision.

(f)

Remedies. Employee acknowledges and agrees that Employee’s violation of any of the terms of this Agreement would irreparably harm the Company. Accordingly, Employee acknowledges and agrees that if Employee violates or threatens to violate any covenant or agreement made by the Employee in this Agreement, the Company – in addition to all other rights it may have – shall be entitled to an injunction restraining Employee from breaching this Agreement, and to recover from Employee its reasonable attorneys’ fees and costs incurred in obtaining such remedies. Employee further agrees that the time periods for the obligations set forth in this Agreement shall be tolled during any period in which Employee is in violation of any of the provisions set forth in this Agreement.

(g)

Assignment. Employee acknowledges that the services to be rendered are unique and personal. Accordingly, Employee may not assign any of his or her rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

OHIO

(h)

Entire Agreement. This Agreement is intended to be the final and complete expression of the parties’ agreement with respect to its subject matter. This Agreement supersedes any former agreements governing the same subject matter and may be modified only by a written instrument signed by each of the parties hereto; provided, however, that this Agreement only supersedes other similar promises or agreements between Employee and the Company (or any affiliate of the Company) to the extent the provisions of this Agreement are more protective of the Company’s interests, as determined by the Company.

(i)	Amendment. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of such modification or amendment is sought.

The parties have duly executed this Agreement effective as of the date set forth below.

EMPLOYEE

[Name]	Date

COMPANY

MONTROSE ENVIRONMENTAL GROUP, INC.

By:
Name:	Nasym Afsari	Date
Title:	General Counsel